Exhibit 10.1

PERSONAL AND CONFIDENTIAL

November 6, 2020

Mr. Scott Schorer

Re: Separation Agreement

Dear Scott:

This letter affirms the agreement between you (sometimes referred to as “Employee”), on the one hand, and GI Dynamics, Inc. and its subsidiaries (collectively, the “Company”), on the other, regarding the terms of your separation from the Company (hereinafter referred to as the “Agreement”). You and the Company shall be referred to collectively as the “Parties.”

1. Last Day of Employment. Pursuant to this Agreement, your last day of employment with the Company was November 2, 2020 (“Separation Date”). You were relieved of all duties, responsibilities and obligations of your employment on that date.

2. Pay and Benefits. The Company will pay you your final wages by the Company’s next regular pay date, which will include the wages you have earned through the Separation Date, plus any accrued vacation time. Your participation in all employee benefit plans will terminate in accordance with the terms of those plans, with the exception of your group health plan, which you will have the option to continue through COBRA at your sole expense, if and as applicable. Information about COBRA eligibility, enrollment, and related costs will be sent to your home under separate cover. You will receive the payments and benefits referenced in this Section 2 whether or not you sign this Agreement. You hereby acknowledge and agree that with the payment provided for by this Section 2, the Company will have paid you all money, wages, penalties, other compensation and benefits due to you through the Separation Date.

3. Consideration. As consideration for signing and returning a copy of this Agreement, and provided that you comply with all of your obligations under this Agreement and do not revoke this Agreement pursuant to Section 7(e), the Company will provide you with the following consideration:

a.	The Company agrees to provide the general release as set forth in Section 6(a) herein.

b.	The Company shall waive any right, if any, to repayment of the retention bonus previously paid to you pursuant to the terms and conditions of that certain Retention Bonus Agreement and Amendment, dated as of July 23, 2020, by and between you and the Company (the “Retention Agreement”).

c.	You understand and agree that the Company is not obligated to provide you with the consideration provided in Sections 3(a) and 3(b) above and that nothing else shall be provided to you in return for entering into this Agreement. You understand and agree that you would not receive the monies and/or benefits specified in this Section 3, except for your execution of this Agreement and the fulfillment of the promises contained herein.

4. Company Information and Property. You acknowledge that you have returned to the Company all Company information and property (in all forms, including electronically stored information or printed materials) including but not limited to the following: company mobile phone; lists, reports, data, plans, projects, files, memoranda, records and software; credit cards; cardkey passes; door and file keys; safe combinations; computer access codes; disks and instructional manuals; and other physical materials or other property which you received, prepared or helped to prepare in connection with your employment with the Company. You represent and agree that you have not retained and will not retain any copies, duplicates, reproductions, or excerpts thereof. Notwithstanding the foregoing, the Company has agreed to permit you to retain the Company’s laptop computer.

5. Effective Date. This Agreement is effective as of the eighth day following the date hereof (the “Effective Date”) provided that you have not exercised your right to revoke this Agreement as set forth in Section 7(e).

6. General Release of Claims.

a.	Except as set forth herein, in consideration of the covenants undertaken herein, and to the fullest extent permitted by law, you and the Company, on behalf of themselves and their respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, managers, members, successors, and assigns (collectively, “Releasors”) hereby irrevocably and unconditionally release, acquit and forever discharge each other and their respective present and former, direct and indirect, parents, subsidiaries, officers, directors, employees, agents, representatives, permitted successors, and permitted assigns (collectively, “Releasees”), with respect to and from, any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which any of such Releasors now own or hold, or have at any time heretofore owned or held, or may in the future hold against said Releasees, or any of them, arising out of, grounded upon, or in any way connected with your employment with the Company, your separation from that employment, or any other transactions, occurrences, acts or omissions by or on the part of the Releasees, or any of them, committed or omitted as of the date you execute this Agreement (“Claim” or “Claims”).

b.	Your release of any such Claim or Claims includes, but is not limited to, those arising under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA),the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Massachusetts Fair Employment Practices Law (MFEPL), the Massachusetts Civil Rights Act (MCRA), the Massachusetts Equal Rights Act (MERA), the Minimum Fair Wage Act, the Massachusetts Plant Closing Law, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, the Massachusetts Parental Leave Act (MPLA), the Massachusetts Sexual Harassment Statute, all including any amendments and their respective implementing regulations; breach of contract, breach of quasi contract and/or breach of implied contract; breach of the covenant of good faith and fair dealing; any claim for employment discrimination or harassment, whether on the basis of race, age, sex, national origin, religion, sexual orientation, marital status, veterans status, disability, or any other basis protected by law; any claim for failure to prevent discrimination or harassment; retaliation of any kind; any claims arising in tort, including, but not limited to, wrongful termination, tortious interference with contract or prospective business advantage, slander, defamation, invasion of privacy, and emotional distress; and any claim based on any other foreign, federal, state or local constitution, statute, ordinance, regulation, or common law arising out of or in any way connected with any transaction, occurrence, act or omission occurring on or prior to the date you sign this Agreement. You specifically represent, warrant and confirm that you have not filed, nor has anyone filed on your behalf, any claims, complaints, or actions of any kind against any of the Releasees in any court of law or arbitration service. You represent that you are unaware of any workers’ compensation claims brought on your behalf or any facts on which such a claim could be brought.

7. Release of ADEA Claims. The general release contained herein specifically includes a waiver and release of all claims that you have or may have under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Sections 621 et seq. (“ADEA”), based on your employment with the Company, the separation of such employment or any transaction, occurrence, act or omission occurring on or before the date on which you execute this Agreement. The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

a.	By signing this Agreement, you acknowledge and agree that the releases contained herein, including the ADEA release, do not cover rights or claims that may arise after the date on which you sign this Agreement.

b.	You are advised to consult an attorney before signing this Agreement.

c.	You have twenty-one (21) calendar days from the date you are presented with this Agreement to consider whether or not to sign it. In the event that you decide to execute this Agreement in fewer than 21 days, you do so with the express understanding that you have been given and declined the opportunity to consider this Agreement for a full 21days. You further agree with the Company that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.

d.	You are knowingly and voluntarily waiving and releasing your rights, including your rights under the ADEA, only in exchange for consideration (something of value) in addition to anything of value to which you are otherwise already entitled.

e.	If you sign this Agreement, you will have the right to revoke this Agreement within seven (7) calendar days of signing this Agreement and that this Agreement shall not become effective or enforceable until after this revocation period has expired. Any revocation within this period must be submitted, in writing via email, and delivered to: Blake Baron of Mitchell Silberberg & Knupp LLP, at BJB@MSK.com, and state, “I hereby revoke my acceptance of our Separation Agreement.”

8. Limitation on Releases.

a.	The releases set forth in this Agreement do not include the release of: (i) any claims for unemployment or disability compensation to which you may be entitled under the law; (ii) your rights to continuation coverage under the Company’s group health plan which, if applicable, will be offered in accordance with the provisions of COBRA or other applicable law; (iii) rights to coverage under any applicable Company insurance policy; (iv) any rights to vested benefits, such as pension or retirement benefits; and (v) any claims or rights which you are prohibited by law from releasing.

b.	Notwithstanding any other provision in this Agreement, this Agreement does not prevent you from filing a charge or complaint with, providing information to, or from participating in any investigation or proceeding conducted by, the United States Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the National Labor Relations Board or any other federal, state or local governmental agency or commission, although by signing this Agreement, you are fully waiving your right to obtain (as a result of any such charge or complaint) all types of monetary recovery that otherwise could be recoverable in any legal action brought by you against the Releasees, or any of them. Nothing in this Agreement prohibits you from discussing your wages or working conditions.

9. Equity Award Cancellation. In exchange for the consideration set forth in Section 3 hereof, you also hereby forfeit and surrender any stock awards you may hold for cancellation, and the Company hereby accepts such forfeiture, surrender and cancellation, effective as of the Effective Date. The Parties acknowledge and agree that the award agreements and the stock awards, and any and all rights of you and any and all liabilities and obligations of the Company to you thereunder, are hereby terminated in all respects and that you shall have no further rights to exercise any stock options or to stock in the Company pursuant to any award agreement. Any attempt to exercise any stock options or acquire any stock under such stock awards on or after the Effective Date shall be null and void.

10. Confidentiality. You agree that, except with the Company’s express written permission, you shall keep confidential any and all information concerning the terms and existence of this Agreement, and will not hereafter disclose any information concerning the terms or existence of this Agreement, to anyone, including, but not limited to, any past, present or prospective employee or applicant for employment of the Company or any of the Releasees identified above, except to your immediate family, legal counsel and/or accountants, and/or as may be required by order of any Court or tribunal, and/or otherwise as required by law. You further acknowledge that during the time you rendered services to the Company, you may have learned, obtained, acquired or become aware of confidential, proprietary, business, employment and/or personal information or materials concerning the Company, its agents, clients, employees and/or representatives, including, but not limited to, business plans, design specifications and materials, creative and marketing strategies, employment data, finances, equipment, technology, processes and methods of operation. You represent that you have kept all such materials and/or information confidential and will continue to do so, and that you will not use such materials and/or information without the prior written consent of the Company. This Section does not limit Employee’s rights that are set forth in Section 8(b).

11. Non-Disparagement. You agree to refrain from making any statements or taking any action, directly or indirectly, that harms the business interests, reputation, or goodwill of the Company or any of the Releasees. This Section does not limit Employee’s rights that are set forth in Section 8(b).

12. No Implied Admission; Admissibility. The Parties do not intend anything contained in this Agreement to be construed as an admission of any liability, wrongdoing or negligence. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.

13. Assignment. You warrant and represent that you have not assigned or transferred any part of any interest in any Claims released under this Agreement and that there are no liens against any of the money to be paid under this Agreement. You agree to indemnify, defend, and hold harmless each and all of the Releasees from and against any claims arising out of, related to or connected with any such prior assignment or transfer, or any such purported assignment or transfer, of any Claims or other matters released herein (including without limitation related attorneys’ fees, the costs of expert consultants and witnesses, and other costs of defense of the same).

14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon you and your heirs, executors, administrators, successors, and assigns. This Agreement shall inure to the benefit of the Company and the other Released Parties and be binding upon the Company and its successors and assigns.

15. Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the Commonwealth of Massachusetts. The language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties on the ground that such party drafted or caused to be drafted this Agreement or any part thereof.

16. Amendment. This Agreement and General Release may not be modified, altered or changed except in a writing signed by you and an authorized representative of the Company wherein specific reference is made to this Agreement.

17. Headings. The use of headings in this Agreement is only for ease and reference and the headings do not have any effect and are not to be considered part or terms of this Agreement.

18. Severability. Should any part, term or provision of this Agreement, with the exception of the Releases embodied in Sections 6 and 7 that are the essence of this Agreement, be declared or determined by any court or other tribunal of appropriate jurisdiction to be invalid or unenforceable, any such invalid or unenforceable part, term or provision shall be deemed stricken and severed from this Agreement and any and all of the other terms of the Agreement shall remain in full force and effect to the fullest extent permitted by law. Should any of the releases embodied in Sections 6 and 7 be deemed invalid or unenforceable, the Parties shall have the right to declare this Agreement null and void and any consideration received under this Agreement shall be returned to the Company.

19. Effect of Waiver or Breach. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

20. Preexisting Agreements Between the Parties; Milestone Bonus. The Amended and Restated Offer Letter Agreement, dated as of September 19, 2019, by and between you and the Company, except for Sections 6, 8 and 11 thereof, and the Retention Agreement, except for Sections 2, 4 and 5 thereof, are hereby terminated and shall no longer have force or effect. The Non-disclosure and Non-competition Agreement between you and the Company (“NDNCA”) shall remain in force and effect. To the extent that there is any conflict between any of the terms of this Agreement and the terms of the NDNCA, the terms of this Agreement shall prevail. Notwithstanding anything to the contrary contained herein, you will be entitled to the Milestone Bonus (as defined in the Retention Agreement), to the extent it is earned and payable pursuant to the Retention Agreement.

21. Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any and all prior agreements or understandings between the Parties hereto pertaining to the subject matter hereof, except as set forth in Section 20 hereof. This Agreement may be executed and delivered in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or the electronic transmission of a signature on this document shall be deemed an original.

BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE AND AGREE THAT:

●	You understand that you have a right to have this Agreement reviewed by an attorney of your choice, and that you have availed yourself of that right to the full extent which you have desired before signing this Agreement.

●	You have carefully read and fully understand all of the provisions of this Agreement, and you are voluntarily entering into this Agreement, and that you do not and have not relied in any way on any representations or statements of any of the Releasees.

●	You understand that this Agreement includes a release of all known and unknown claims.

By:	/s/ Scott Schorer	/s/ Joseph Virgilio
	Employee Signature	GI Dynamics, Inc.
By: Joseph Virgilio

Date: 6 Nov 2020		Date: 12 Nov 2020